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                                                                   EXHIBIT 2.5.4

                                                                  EXECUTION COPY

                               AMENDMENT NO. 4 TO
                            ASSET PURCHASE AGREEMENT

            This Amendment No. 4 (this "Amendment") to that certain Asset Purchase Agreement, dated as of July 15, 2003, as amended prior to the date hereof (the "Asset Purchase Agreement"), among Intelsat, Ltd., a Bermuda company ("Parent"), Intelsat (Bermuda), Ltd., a Bermuda company ("Purchaser"), Loral Space & Communications Corporation, a Delaware corporation and a debtor and debtor in possession ("Loral Space"), Loral SpaceCom Corporation, a Delaware corporation and a debtor and debtor in possession ("Loral SpaceCom"), and Loral Satellite, Inc., a Delaware corporation and a debtor and debtor in possession (together with Loral Space and Loral SpaceCom, the "Sellers"), is entered into as of March 5, 2004 among Parent, Purchaser and Sellers.

                               W I T N E S S E T H

            WHEREAS, the parties have previously entered into the Asset Purchase Agreement, including Amendments No. 1, 2 and 3 thereto; and

            WHEREAS, subject to Section 18 hereof, the parties now wish to further amend and modify the Asset Purchase Agreement on the terms and conditions set forth herein.

            NOW THEREFORE, in consideration of the foregoing premises and the parties' respective covenants and agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

            SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

            SECTION 2. Amendment to Section 2.5 of the Asset Purchase Agreement.

            (a) Section 2.5(d) of the Asset Purchase Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

                  "(d)(i) If, on or prior to the Closing Date, Sellers, in
            compliance with Section 6.17 (and subject to availability of capacity), shall have entered into a New Lease that constitutes a Lease Agreement under Section 6.17, and the Lease Agreement is a valid and binding Contract (which is an Assumed Contract under
            Section 6.17(d), all rights under which are legally and validly assigned to Purchaser at Closing), then: (A) if the New Lease is an Assumed Contract pursuant to Section 6.17(c), the Base Price shall be increased by $100 million, or (B) if the New Lease is an Assumed Contract pursuant to Section 6.17(d), the Base Price shall be increased by $50 million; provided that if the services offered under the proposed New Lease may be used to provide direct-to-home satellite services, the proposed New Lease shall provide: (1)
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            that such services will not commence until Parent completes an initial public offering in compliance with the Open-Market Reorganization for the Betterment of International Telecommunications Act and (2) the parties thereto shall have no right to terminate the New Lease (in whole or in part) prior to the completion of that initial public offering.

                  (ii) Sellers will cause SS/L to execute and deliver at Closing amendments to the Purchased Satellite Procurement Agreements eliminating all obligations to make orbital incentive payments. On the Closing Date, Purchaser shall pay $12,500,000 to SS/L and the covenant of Sellers in Section 6.16 hereof and the closing condition in Section 9.1(r) shall be deemed to have been performed.

                  (iii) In consideration of the irrevocable waiver by Parent and
            Purchaser of the condition to Closing set forth in the final sentence of Section 9.1(j), the Base Price shall be reduced by $20,000,000, which payment the Parties agree shall be subject to adjustment following the Closing in accordance with the provisions of Schedule 2.5(d)(iii) attached hereto."

            (b) Section 2.5(j) of the Asset Purchase Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

                  "(j)(i) If there is an amount owed by Sellers to Purchaser under Section 2.5(i) and Sellers have failed to make payment to Purchaser of such amount on the date provided therein, Purchaser may, in lieu of having a continuing claim against Sellers for such unpaid amount, elect, by written notice to Sellers and SS/L, to reduce the purchase price under the New Procurement Agreement by an amount equal to such unpaid amount and SS/L shall have a claim only against the Sellers (and not against Parent, Purchaser or any of their Affiliates) with respect to such reductions.

                  (ii) If the insurance proceeds received by Parent or its
            Affiliates following the Closing with respect to the loss of Telstar 4 are less than $141 million (before giving effect to Purchaser's obligation to reimburse T-4 Warranty Payments), the purchase price payable under the New Procurement Agreement for the 85 Degrees Spacecraft (as defined in Annex I hereto) shall be reduced by the amount of such shortfall and SS/L shall have a claim only against the Sellers (and not against Parent, Purchaser or any of their Affiliates) with respect to such reduction. The amount of any such purchase price reduction shall be applied as a credit against the milestone payments as they first become due under the New Procurement Agreement. If the purchase price reduction exceeds the unpaid amount of the purchase price payable under the New Procurement Agreement, Sellers shall cause SS/L to pay such excess amount to Intelsat LLC within ten (10) Business Days of its written demand. Sellers acknowledge that, as of and


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            from the Closing, no Seller shall be named as a loss payee on the
            Telstar 4 insurance policies.

                  (iii) Sellers acknowledge that there will be no upward
            adjustment to Recurring Revenues or Backlog, and no downward adjustment to the Revenue Threshold or the Backlog Threshold to reflect lost Revenues or Backlog as a result of the loss of Telstar 4, and Sellers hereby waive any right to object to the calculation of such Recurring Revenues or Backlog (under Section 2.5(f) or otherwise, including, without limitation, in any proceeding before the Bankruptcy Court or in any other proceeding before any Governmental Authority or arbitrator) as a result of the loss of Telstar 4."

            SECTION 3. Amendment to Section 2.7(a)(v) of the Asset Purchase Agreement. Section 2.7(a)(v) of the Asset Purchase Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

                  "(v) A deposit of $50 million with respect to the New
            Procurement Agreement (the "Deposit") in immediately available funds by wire transfer to the accounts designated, in writing, by the Sellers not less than three (3) Business Days prior to the Closing; provided that if Sellers are unable to deliver a valid, perfected, first priority security interest in the Deposit Collateral, as provided in the Deposit and Security Agreement, the Deposit shall not be a condition to Closing and shall only be required to be made when the required security interest in the Deposit Collateral, together with all appropriate documentation, is so delivered."

            SECTION 4. Amendment to Section 2.9 of the Asset Purchase Agreement.
Section 2.9 of the Asset Purchase Agreement. Section 2.9 is hereby amended to read in its entirety as follows:

                  "Section 2.9. Title to Telstar 4. Notwithstanding any other provision of this Agreement, Purchaser will not acquire ownership of or title to Telstar 4, but will, unless for any reason there shall have been a decrease in the Base Price pursuant to Section 2.5(b)(iii) with respect to the insurance proceeds payable with respect to the Total Loss (or lesser loss) of Telstar 4, be entitled to receipt and ownership of such proceeds, to the extent such proceeds are received on or after the Closing, and will reimburse the Sellers from such proceeds upon demand and presentation of appropriate documentation for payments they make to parties under Contracts With Warranty with respect to the insured loss ("T-4 Warranty Payments"). For avoidance of doubt, if such proceeds are received prior to Closing and so reduce the Base Price, such proceeds shall not constitute Purchased Assets hereunder.


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                  Sellers agree to cooperate with Parent and Purchaser in the prosecution of all claims for insurance arising from the loss of Telstar 4. This cooperation shall include, without limitation and at no additional cost to Parent and Purchaser, the provision of technical assistance and support as requested by Purchaser in connection with: (i) interactions with Willis Inspace, the insurance underwriters and Lockheed Martin; (ii) provision of reports and notifications required in the insurance policies being assigned to Purchaser at the Closing such as state of health reports, notices of occurrence, and proofs of loss; (iii) briefings to insurance underwriters, which shall include assistance in responding to questions from the insurance underwriters; and (iv) at Purchaser's request, performance by Sellers of all obligations of the named insured relating to salvage requirements under Section 6 of the Telstar 4 insurance contract.

                  Each Seller, jointly and severally, represents and warrants to
            Parent and Purchaser that to their Knowledge after due inquiry, as of the date hereof, it has not received any oral or written notice that any Person will assert or is contemplating asserting any claims for T-4 Warranty Payments, except as noted on Schedule 2.9 hereto."

            SECTION 5. Amendment to Article 2 of the Asset Purchase Agreement. Article of the Asset Purchase Agreement is hereby amended by adding a new
Section 2.10 as follows:

                  "Section 2.10 Replacement ABC Promissory Notes. Purchaser agrees to enter into an agreement with ABC to indemnify ABC against any claims or liabilities to which ABC may be subjected by reason of or in connection with the issuance to SpaceCom of new replacement promissory notes for the five separate promissory notes issued to Loral SpaceCom that it has advised Purchaser and ABC have been lost, misplaced or destroyed; provided, however, that Purchaser's obligation to indemnify ABC shall be conditioned upon the Closing and the execution by SpaceCom of a similar indemnity agreement with ABC. If ABC seeks indemnity from Purchaser pursuant to the foregoing, Purchaser shall so notify Sellers and allow them the opportunity to assume the defense thereof. Sellers agree, jointly and severally, to reimburse Purchaser within five (5) Business Days of Purchaser's written demand, for any and all costs and expenses it may incur in connection with fulfilling its obligation to indemnify ABC. If Sellers fail to so reimburse Purchaser within such five (5) Business Day period, Sellers' payment obligation shall accrue interest at the rate of eight percent (8%) per annum until paid in full.

            SECTION 6. Amendment to Article VI of the Asset Purchase Agreement.
Article VI of the Asset Purchase Agreement is hereby amended by adding a new
Section 6.18 as follows:

                  "Section 6.18 Sale of Business.


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                  (a) Sellers hereby agree to cause the LSNS Agreement to be amended prior to Closing to require LSNS to cause any Person to whom all or substantially all of LSNS's assets (whether now owned or hereafter acquired) are sold, leased or otherwise transferred to assume, in writing, all of LSNS's obligations under the LSNS Agreement, on terms reasonably acceptable to Intelsat USA Sales Corporation.

                  (b) The Parties agree that the New Procurement Agreement shall include a provision requiring SS/L to cause any Person to whom all or substantially all of SS/L's assets (whether now owned or hereafter acquired) are sold, leased or otherwise transferred to assume, in writing, all of SS/L's obligations under the New Procurement Agreement, on terms reasonably acceptable to Intelsat LLC."

            SECTION 7. Waiver of Sections 9.1(h) and 9.1(k)(i) of the Asset Purchase Agreement. Parent and Purchaser hereby irrevocably waive the conditions to Closing set forth in Sections 9.1(h) and 9.1(k)(i) of the Asset Purchase Agreement.

            SECTION 8. Waiver of Section 9.1(j) of the Asset Purchase Agreement. Parent and Purchaser hereby irrevocably waive the condition to Closing set forth in the final sentence of Section 9.1(j), in consideration for which the Base Price shall be reduced as provided in Section 2 of this Amendment.

            SECTION 9. Amendment to Section 9.1(o) of the Asset Purchase Agreement. Section 9.1(o) of the Asset Purchase Agreement is hereby amended by deleting that section in its entirety and replacing it with the following:

                  "(o) Backlog as set forth in the Final Report (which the
            Parties agree shall be the Monthly Report as of January 31, 2004 if the Closing occurs on or before March 31, 2004 or such later date as may be extended by Purchaser in accordance with the last sentence of this Section 9.1(o)) shall not be less than the amount set forth in
            Schedule 9.1(o). Parent and Purchaser acknowledge that the Final Report shall include the Backlog under (i) that certain Amended and Restated Agreement, dated as of February 25, 2004 (the "Starband Agreement"), between Loral SpaceCom and Starband Communications Inc., and (ii) that certain Agreement, entered into on February 24, 2004 and effective as of January 1, 2004 (the "LSNS Agreement"), between Loral SpaceCom and Loral Skynet Network Services, Inc. ("LSNS") fully as though such contracts were in full force and effect on January 31, 2004. Parent and Purchaser agree that the Starband Agreement and the LSNS Agreement shall be Assumed Contracts. Sellers agree to use Best Reasonable Efforts to cause Grant Thornton to deliver the Monthly Report as of January 31, 2004 to Parent and Purchaser as soon as practicable. The Parties agree that Purchaser may extend the Closing Date until the date which is five (5) Business Days following its receipt of the Final Report."

            SECTION 10. Amendment to Annex H to the Asset Purchase Agreement.
Section 4 of Annex H is hereby amended by adding the following at the end thereof:


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            "Section 1.1.d of the Statement of Work to the Telstar 8 Procurement
            Agreement shall be amended by deleting that section in its entirety and replacing it with the following:

                        Intelsat will arrange for access to its Clarksburg TT&C facilities, equipment and support personnel for Bus, C-band, Ku-band and Ka-band IOT. In addition, Intelsat shall arrange for data lines for transmitting baseband spacecraft telemetry data between Intelsat's Clarksburg facility and SS/L's Palo Alto MCC. Intelsat will arrange for one CONUS TT&C RF site at Clarksburg for use by the Palo Alto MCC. To the extent SS/L is not already contractually committed to purchase such services from another vendor, SS/L agrees to obtain transfer orbit services for Telstar 8 (i.e., TT&C ground station and mission operations support) from Intelsat Global Service Corporation under the parties' existing Master Ordering Agreement."

            SECTION 11. Amendment to Annex I to the Asset Purchase Agreement.

            (a) Section 1 of Annex I to the Asset Purchase Agreement is hereby amended by deleting the third sentence of that section and replacing it with the following:

            "Notwithstanding the foregoing, Intelsat shall provide SS/L with an authorization to proceed with the Contract no later than June 30, 2004."

            (b) Section 2 of Annex I to the Asset Purchase Agreement is hereby amended by deleting the reference to "One Hundred Million Dollars
($100,000,000)" in the fourth sentence of that section and replacing it with "Fifty Million Dollars ($50,000,000)."

            SECTION 12. Amendment to Annex J to the Asset Purchase Agreement. Annex J to the Asset Purchase Agreement is hereby amended as follows:

            (a)   Annex J is amended by adding the following at the end thereof:

            "The Parties agree that the Pledge and Security Agreement to be entered into at Closing in connection with the New Procurement Agreement shall require Sellers, as a condition to Purchaser's obligation to fund the Deposit, to obtain an endorsement in form and substance satisfactory to Parent designating Intelsat LLC as loss payee under the insurance policies relating to the Satellite Collateral (as defined in Annex J to the Asset Purchase Agreement) and specifying that the first $50 million of insurance proceeds thereunder shall be paid into a cash collateral account under the exclusive control of Intelsat LLC."

            (b) Attachment A to Annex J is amended by adding the following at the end thereof:

                  "7. Pledge of stock of Loral Holdings Ltd."


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            SECTION 13. Certain Additional Representations and Warranties of
Sellers. Each Seller, jointly and severally, represents and warrants to Parent and Purchaser that:

            (a) Subject to Section 17, the execution, delivery and performance by each Seller of this Amendment has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by such Seller of this Amendment; and

            (b) Subject to Section 17, this Amendment constitutes a valid and legally binding obligation of each Seller, enforceable in accordance with its terms.

            SECTION 14. Certain Additional Representations and Warranties of Parent and Purchaser. Parent and Purchaser, jointly and severally, represent and warrant to each Seller that:

            (a) Subject to Section 17, the execution, delivery and performance by each of Parent and Purchaser of this Amendment has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Parent or Purchaser of this Amendment; and

            (b) Subject to Section 17, this Amendment constitutes a valid and legally binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms

            SECTION 15. No Other Amendments; Continuing Effect of the Asset Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any other provision of the Asset Purchase Agreement, the TT&C Transition Services Agreement or the LSNS Agreement not expressly referred to herein (including, for the avoidance of doubt and without limitation, such provisions of Sections 2.5, 2.7, 2.9, 6.2 and 9.1 of the Asset Purchase Agreement and Annexes H and I to the Asset Purchase Agreement, as are not expressly referred to herein). The provisions of Section 2.5(j) as amended in accordance with
Section 2 of this Amendment shall not be exclusive of any other rights or remedies of Parent and Purchaser under the Asset Purchase Agreement or provided by Law. Except as expressly provided hereby, the Asset Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof and the Asset Purchase Agreement is in all respects hereby ratified, confirmed and preserved. This Amendment and all of its provisions shall be deemed a part of the Asset Purchase Agreement in the manner and to the extent herein provided.

            SECTION 16. Incorporation of Article XII of the Asset Purchase Agreement. Article XII of the Asset Purchase Agreement is incorporated herein by reference as if set forth fully in this amendment.

            SECTION 17. Effective Date. The Parties acknowledge that this Amendment is conditioned upon and shall become effective only upon the later of
(a) the date on which the Bankruptcy Court approves the execution, delivery and performance of this Amendment (the "Bankruptcy Court Approval Date"), and (b) the date on which, under the Credit Agreement, dated as of December 17, 2003, by and among Parent, the lenders party thereto and Citicorp North America, Inc., as Administrative Agent (the "Credit Agreement"), the Required Lenders


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(as such term is defined in the Credit Agreement) consent to the terms of this
Amendment. The Parties agree to use Best Reasonable Efforts to obtain such approvals as promptly as practicable. If the Parties fail to obtain such approvals by the earlier of the Bankruptcy Court Approval Date or April 12, 2004, either Sellers, on the one hand, or Parent and Purchaser, on the other hand, may terminate this Amendment upon written notice to the other Parties.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]


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            IN WITNESS THEREOF, the parties hereto have executed or caused this
Amendment to be executed as of the date first above written.

                                   LORAL SPACE & COMMUNICATIONS CORPORATION,
                                          as debtor and debtor in possession

                                   By:      ______________________________
                                            Name:
                                            Title:

                                   LORAL SPACECOM CORPORATION,
                                          as debtor and debtor in possession

                                   By:      ______________________________
                                            Name:
                                            Title:

                                   LORAL SATELLITE, INC.,
                                          as debtor and debtor in possession

                                   By:      ______________________________
                                            Name:
                                            Title:

                                   INTELSAT, LTD.,

                                   By:      ______________________________
                                            Name:
                                            Title:

                                   INTELSAT (BERMUDA), LTD.,

                                   By:      ______________________________
                                            Name:
                                            Title:


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